THE GABELLI MULTIMEDIA TRUST INC. 8-K

Exhibit 10.2

MORROW
SODALI

MORROW SODALI LLC AGREEMENT
THE GABELLI MULTIMEDIA TRUST INC.

Master Engagement Agreement

This engagement agreement (“Agreement”) confirms our understanding that The Gabelli Multimedia Trust Inc. (the “Company” or “you”) has engaged Morrow Sodali LLC (“Morrow Sodali” or “we” or “us”) (each a “Party” and collectively the “Parties”) to provide the services described below. This Agreement is effective on June 4, 2024 and shall continue until terminated by one or both of the Parties according to the terms herein.

1. Services. Morrow Sodali’s services and the associated fees shall be described in the Statement of Work No. 1 attached hereto and in any subsequent Statements of Work (each an “SOW”) adopted by the Parties, each of which shall become a part of this Agreement. The Parties acknowledge and agree that Morrow Sodali is an independent contractor to the Company and is not a fiduciary or employee of the Company. The advice provided by us pursuant to this Agreement is not intended to, and does not, constitute investment, financial, or legal advice, with respect to which the Company shall consult its own advisors and counsel.

2. Expenses. Except as set forth in any applicable Statement of Work, the Company agrees that it will promptly reimburse Morrow Sodali for all reasonable expenses incurred (including travel, research and data services, mailing and delivery, and document production expenses) in the performance of our responsibilities under this Agreement.

3. Confidentiality. Except as set forth in any applicable SOW, the existence and contents of this Agreement, and our engagement hereunder and the terms and conditions thereof, may not be disclosed by either Party without the prior written consent of the other Party, except as required by applicable law or legal process; provided, however, that we may disclose for marketing purposes the fact that Company has engaged Morrow Sodali (but no other information about the engagement). Information provided by the Company to us in connection with this Agreement shall be kept confidential and shall only be used by us for purposes of this Agreement, except that the foregoing shall not apply to information that (i) was in our possession prior to its disclosure by the Company; (ii) is publicly disclosed other than by us in violation of this Agreement; (iii) is obtained by us on a non-confidential basis from a person other than the Company who, to the reasonable knowledge of Morrow Sodali, is not bound by a duty of confidentiality to the Company; (iv) you expressly agree in writing may be disclosed; or (v) is required or requested to be disclosed under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise), by order of any court or governmental or regulatory authority or body, or by Morrow Sodali’s independent auditors. Morrow Sodali’s obligations under the preceding sentence shall terminate three years from the date of first disclosure. Except for any materials intended for public disclosure at the time of such disclosure, the information and advice given by Morrow Sodali pursuant to this Agreement is solely for the confidential use of the Company, its Board of Directors, senior management and its advisors who are bound by a duty of confidentiality to the Company and may not be disclosed, quoted, reproduced, summarized, described or referred to without the prior written consent of Morrow Sodali, except as required by applicable law or legal process.

4. Indemnification. (a) As a material inducement to Morrow Sodali to enter into this Agreement, the Company hereby agrees to indemnify, defend and hold harmless Morrow Sodali and each of its affiliates and each of their respective directors, officers, stockholders, agents, subcontractors and employees (collectively with Morrow Sodali, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, judgments, costs, and expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) relating to or arising out of activities performed or services or advice furnished pursuant to this Agreement, except to the extent such Losses are finally judicially determined to have resulted from an Indemnified Person’s gross negligence or willful misconduct.

(b) In the event of the commencement of any claim, action or proceeding in respect of which Morrow Sodali may seek indemnification from the Company hereunder (each a “Claim”), we will give prompt written notice thereof to the Company; provided that the failure to so provide prompt notice shall not relieve the Company of its indemnification obligations hereunder except to the extent that the Company is materially prejudiced as a result thereof. The Company may assume the defense of any Claim with counsel reasonably acceptable to us so long as, in the reasonable opinion of our counsel, there is no actual or potential conflict of interest between the parties. The Company shall in no event be liable for any settlement by an Indemnified Person of any Claim made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(c) The Company will not, without Morrow Sodali’s written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Claim, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such Claim and does not contain any statement that could reasonably be viewed as an acknowledgment of wrongdoing on Morrow Sodali’s part or otherwise as detrimental to its reputation.

(d) The Rights to indemnification for each Indemnified Person under this Agreement shall include the Rights to be reimbursed for any and all costs and expenses incurred in connection with any Claim as such costs and expenses are incurred.

5. Termination. This Agreement and, except as set forth in any SOW, the SOWs hereunder may be terminated by either Party upon giving 30 days’ written notice to the other Party or as set forth in any SOW. No such termination will affect (i) Morrow Sodali’s Rights to receive fees earned prior to such termination or to receive reimbursement of its expenses pursuant to Section 2, or (ii) the Rights and obligations of the Parties pursuant to Section 3 (Confidentiality) or 4 (Indemnification).

6. Notices. Notices under this Agreement shall be in writing and delivered to the Parties by an overnight courier with tracking capability or by electronic mail at the addresses set forth under each of their names on the signature pages hereto. Notices given by electronic mail shall not be effective unless receipt is confirmed by return electronic mail (a read receipt or any other automated reply shall not serve as such confirmation).

7. Waiver; Severability. The failure of a Party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such Party’s Rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement.

8. Choice of Law; Exclusive Forum. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles; (ii) contains the entire understanding of the Parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; (iii) shall inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors, and assigns (provided that no Party may assign or delegate any of its Rights or obligations herein without the consent of the other Party); and (iv) may be executed in counterparts and delivered by facsimile or electronic signatures. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the courts of New York City, New York. The Parties waive all Rights to trial by jury in any such proceeding.

9. Damages. Except for the Company’s indemnification obligations in Section 4 above, in no event, regardless of the legal theory advanced, shall either Party be liable for any consequential, indirect, incidental, punitive or special damages of any nature in connection with this Agreement or activities performed, or services or advice furnished pursuant to this Agreement.

Accepted and agreed as of the date first written above.

Morrow Sodali LLC		The Gabelli Multimedia Trust Inc.

By:		By:

Name:	Donna M. Corso	Name:	John C. Ball
Title:	Managing Director	Title:	President
Address:	333 Ludlow Street	Address:	One Corporate Center
	5th Floor, South Tower		Rye, NY 10580
Stamford, CT 06902
Email: d.corso@morrowsodali.com		Email:	jball@gabelli.com

Statement of Work No. 1

Information Agent Services

Rights Offering to Expire on July 22, 2024

This Statement of Work No. 1 (“SOW”), adopts and incorporates by reference the terms and conditions of the engagement agreement (the “Agreement”), dated June 20, 2024, between Morrow Sodali, LLC (“Morrow Sodali”) and The Gabelli Multimedia Trust Inc. (the “Company”), as it may be amended from time to time. This SOW supersedes all proposals, oral or written, and all negotiations or discussions between the Parties relating to the subject matter of this SOW. In the event of any conflict between this SOW and the Agreement, the Agreement will control, unless otherwise expressly set forth in the Agreement.

1. Term. The term of this SOW shall begin on June 20, 2024, and shall end at the conclusion of Morrow Sodali’s work associated with the Rights Offering by The Gabelli Multimedia Trust Inc. to holders of the Fund’s existing Common Stock (the “Offering”) to expire on July 22, 2024 (the “Services”). This SOW may be terminated by either party at any time by giving written notice to the other party.

2. Services. Morrow Sodali will act as the information agent of the Company in connection with the Rights Offering (the “Services”). The Services include consultation and preparation in connection with the distribution of offering material to brokers, banks and other nominees.

3. Fee. The Company will pay a fixed fee of $5,000.00 (“Base Fee”) for the Services. The charge (“Telephone Solicitation Charge”) to solicit responses from holders of record as well as NOBOs is $6.50 per holder within the agreed upon share range. All invoices shall be paid within 30 days.

4. Expenses. Morrow Sodali will charge the Company an amount equal to 6% of the Base Fee (but not any Telephone Solicitation Charges), for administration, technology, and research and data services with a minimum charge of $2,500.00. In addition, the Company shall reimburse Morrow Sodali for all reasonable expenses directly incurred in the performance of this SOW (including, but not limited to, travel, printing, shipping, and mailing, broker nominee searches, advertising and media placement, and graphic design services) (“Expenses”).

5. Materials. The Company may use the name “Morrow Sodali LLC” as well as disclose the fees set forth above in drafts and final versions of the documents relating to the Rights Offering. In providing the Services, Morrow Sodali is authorized to use, and shall be supplied by the Company with, materials filed by the Company with the SEC, including notices and circulars, stockholder letters and other materials relating to the Offering, if any, and any and all amendments or supplements to the foregoing (collectively, the “Materials”). The Company shall be solely responsible for the information contained in the Materials (the “Information”). Morrow Sodali shall be entitled to use and rely upon the Information without independent verification thereof and does not assume responsibility for the Information’s accuracy or completeness. The Company represents and warrants that all Materials will comply, in all material respects, with the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder, and that none of the Materials, and no other report, filing, document, release or communication published or filed by the Company in connection with the Offering, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

NEW YORK | LONDON | SYDNEY | BEIJING | BUENOS AIRES | FRANKFURT | HONG KONG | MADRID | MELBOURNE | MEXICO CITY | PARIS | ROME | SAO PAULO | SEOUL | STAMFORD | TOKYO | TORONTO

6. General. This SOW may be executed in counterparts and delivered by facsimile or electronic signatures.

Accepted and agreed as of the date first written above.

Morrow Sodali LLC	The Gabelli Multimedia Trust Inc.

By:	By:
Name: Donna M. Corso	Name: John C. Ball
Title: Managing Director	Title: President

morrowsodali.com

Customer Information

Client Name:	Gabelli Multimedia Trust

Client Address:	One Corporate Center

Client Address:	Rye, NY 10580

Client Phone Number:	914-921-7728

Client Website:

Contact Name:	John C. Ball

Contact Title/Position:	President

Contact email:	jball@gabelli.com

Contact Phone Number:	914-921-7728

Email for Purchase Orders:

(If different from above)
(i.e.
Orders@Company.com)

Email for Invoice Inquiry:
(i.e. AP@Company.com)

Additional Information

Secondary Contact Name:	Peter Goldstein

Secondary Contact Email:	pgoldstein@gabelli.com

Secondary Contact Phone	914-921-7774
Number:

morrowsodali.com